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EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of this 13th day of February, 2003, by and between Stephen E. Courter, an individual located at 16 Smith Road, Hopkinton, Massachusetts 01748 (the "Employee") and the reorganized companies, Neon Communications, Inc. and Neon Optica, Inc., Delaware corporations located at 2200 West Park Drive, Westborough, Massachusetts 01581 (collectively the "Company").

         WHEREAS, the Company believes it to be to its advantage to ensure that the Employee renders services to the Company as hereinafter provided; and

         WHEREAS, the Employee's managerial position requires that he be trusted with extensive confidential information and trade secrets of the Company and that he develop a thorough and comprehensive knowledge of all details of the Company's business;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

         1. POSITION AND RESPONSIBILITIES. The Employee shall serve as Chief Executive Officer (CEO) and Chairman of the Board of the Company and shall have the authority and powers generally afforded such positions. The Employee shall perform such executive duties regarding the business and affairs of the Company as are consonant with such offices and shall use diligent efforts to improve and extend the business of the Company. The Employee shall report to, and his activities shall at all times be subject to the direction of the Board of Directors. The Employee agrees to devote substantially all of his available business time, attention and services to the discharge of such duties for the successful operation of the Company's business. However, nothing herein shall restrict the Employee from making investments in or serving as a director of any business entity that does not compete with the Company or any of its affiliates, and will not interfere with the performance of his duties hereunder.

              (A) RESPONSIBILITIES. The CEO and Chairman of the Board is responsible for performing executive and administrative duties consonant with such offices, subject to the bylaws and direction of the Company's Board of Directors.

         2. COMPENSATION: SALARY, BONUSES AND OTHER BENEFITS. During the term of this Agreement, the Company shall pay the Employee the following compensation, bonuses and other fringe benefits:

              (A) SALARY. In consideration of the services to be rendered by the Employee to the Company, the Company will pay to the Employee for the period ending December 31, 2003 an annual base salary of $275,000 (two hundred seventy-five thousand dollars) (the "Initial Salary") which shall be payable in conformity with the Company's customary practices as such practices shall be established or modified from time to time (but no less than monthly). Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes. The annual base salary for subsequent years during the term of this Agreement shall be reviewed annually by the Compensation Committee of the Board of Directors, and shall be determined by the Compensation Committee of the Board of Directors for each subsequent year during the term of this Agreement; provided, however, the base salary payable hereunder shall at no time be less than the Initial Salary.

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              (B) EQUITY PARTICIPATION. Except as provided for in this
Agreement, any stock options issued to the Employee shall be subject to and in accordance with the Company's Stock Incentive Plan (Plan) and related Stock Option Agreements. The parties agree that the Compensation Committee of the Board of Directors will consider the granting of stock options under the Company's Plan. The initial grant to the Employee being considered for recommendation to the Board of Directors is 450,000 stock options for the Company's Common Stock at an option price of $5.30 per share, the current fair market value. The initial stock option grant will consist of incentive stock options to the extent permitted by the Plan and will vest as follows:

         o 270,000 stock options (including all incentive stock options) will vest in equal installments on a semi-annual basis over a three-year period commencing on the date of this Agreement.

         o 180,000 stock options will vest on the fifth anniversary of this Agreement; provided that such options shall be subject to earlier vesting over a three-year period (initial target period) if annual revenue and free cash flow (FCF) goats set forth in the Company's related annual financial plans approved by the Board of Directors are met. Such options will vest 25% (45,000 options) based on revenue goals and 75% (135,000 options) based on FCF goals. For revenue goals, available stock options will vest in 6.67% increments for each 1%, or portion thereof, that actual performance exceeds 85% of goal performance up to 100%. For FCF goals, available stock options will vest in 4% increments for each 1%, or portion thereof, that actual performance exceeds 75% of goal performance up to 100%. Any stock options that do not vest will be spread over the remaining initial target period and any stock options that are not vested by the end of the initial target period will be spread over an extended target period through the fifth anniversary of this Agreement.

The Employee will also be eligible for additional stock option grants or other stock awards pursuant to the Company's on-going compensation and stock incentive programs.

              (C) INCENTIVE COMPENSATION. The Employee shall be entitled to incentive compensation based on an annual percentage of base salary. Such compensation shall be paid in accordance with the compensation program administered by the Company's Board of Directors in conjunction with goals and objectives established by the Company's Board of Directors. Annual goals and objectives shall be determined within ninety (90) days after the beginning of the applicable year or the incentive compensation for the period through the date such goals and objectives are determined shall be deemed to have been earned in full. The initial incentive compensation percentage shall be fifty
(50) percent.

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              (D) FRINGE BENEFITS. The Employee will be entitled to be promptly reimbursed for all of his business-related travel and entertainment expenses in accordance with the Company's prevailing policy for senior officers. The Employee will be entitled to participate in the Company's benefits package generally available to senior officers of the Company, including the Company's medical and dental plans, 401(k) retirement plan, personal/sick days, holidays, vacation, vehicle program, group health, disability and life insurance programs and other Company benefit programs, including a bi-annual executive physical examination. The Employee will begin with three weeks vacation per year.

              (E) DISABILITY. If the Employee becomes disabled, the Company will continue to pay the Employee's salary and incentive compensation until the Employee is covered under the Company's LTD (Long Term Disability) plan. While disabled the Employee will continue to participate in the Company's benefit programs until his employment terminates or, if later, the date specified in such plans for termination. In the absence of a disability income plan at the time of such disability, the Company shall pay the Employee benefits equal to those the Employee would have received if the Company's current LTD plan were in effect at such time.

         3. ANNUAL PERFORMANCE REVIEW. Annually during the term of this agreement, the Compensation Committee of the Board of Directors and the Employee shall in good faith review the performance by, and the compensation payable to, the Employee for the current year and the proposed performance by, and compensation to, the Employee for the then forthcoming year. For each such forthcoming year, the Company agrees that in no event shall it offer a compensation package for which the Employee is eligible that is less than the base salary, incentive compensation and fringe benefits that were paid to or earned by the Employee during the immediately preceding year.

         4. TERM. The term of this Agreement shall commence on the date first above written and shall terminate on the earlier to occur of (i) December 31, 2003, or (ii) the occurrence of any of the circumstances described in Section 5 hereof (the "Expiration Date"). After December 31, 2003, such Agreement will be automatically extended each year for an additional successive twelve-month period subject to earlier termination as provided herein. If the Agreement is not renewed the provisions of Section 5(C) herein shall apply.

         5. TERMINATION. The Employee's term of employment under this Agreement may be earlier terminated as follows:

              (A) AT THE EMPLOYEE'S OPTION. The Employee may terminate his employment, without cause, at anytime upon at least (30) days' advance written notice to the Company. In the event of voluntary termination by the Employee, the Employee shall be entitled to no severance or other termination benefits, other then amounts previously earned, accrued and unpaid prior to such termination.

              (B) AT THE ELECTION OF THE COMPANY FOR JUST CAUSE. The Company may, by a majority vote of the Board of Directors, terminate the Employee's employment hereunder "for just cause" at any time during the term of this Agreement upon five (5) days advance written notice to the Employee. Termination of the Employee's employment by the Company shall constitute a termination "for just cause" under this Section 5(B) if such termination is for one or more of the following causes which remain uncured to the reasonable satisfaction of the Company within thirty (30) days after the Board of Directors' delivery to the Employee of written notice of such failure, setting forth the details with reasonable specificity, and such cause results in material injury to the
Company: (i) the Employee's intentional failure to perform in any material


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respect in accordance with any material provision of this Agreement; (ii) the
Employee's intentional breach of any of the material terms or conditions contained in any confidentiality or noncompetition agreement entered into for the benefit of the Company; or (iii) the Employee's commission of a willful violation of the law, other than minor traffic violations, misdemeanors or other acts that do not result in criminal conviction.

Before making such determination, the Company shall act fairly and in utmost good faith and shall give the Employee an opportunity to appear and to be heard at a hearing before the Company's Board of Directors or any committee thereof and present evidence on his behalf. Where reasonable, the Employee shall be given the opportunity to cure the event or circumstances constituting "just cause." In the event of a termination "for just cause" pursuant to the provisions immediately set forth above, the Employee shall be entitled to no severance or other termination benefits, other then amounts previously earned, accrued and unpaid prior to such termination.

              (C) AT THE ELECTION OF THE COMPANY FOR REASONS OTHER THAN JUST CAUSE. The Company may, immediately and unilaterally, terminate the Employee's employment hereunder at any time during the term of this Agreement without cause by giving thirty (30) days advance written notice to the Employee of the Company's election to terminate. During such thirty-day period, the Employee will be available on a full-time basis for the benefit of the Company to assist the Company in matters relating to the transition of a new, successor employee of the Company. In the event the Company exercises its right to terminate the Employee under this Section 5(C) or the Employee is terminated in connection with a Change in Control as defined in Section 6 hereof, in addition to any amounts previously earned, accrued and unpaid prior to such termination, the Company agrees to provide the Employee with a severance package of (i) twelve
(12) months base salary and incentive compensation at the then current compensation rate and (ii) twelve (12) months of benefit continuation at the then current level. Payments under the severance package shall be payable on a lump sum basis or, at the Employee's option, paid in equal installments over twelve months at the then normally scheduled payroll periods. Severance payments shall be subject to all applicable federal and state taxes. In the event of a termination "without cause" pursuant to this paragraph, the unvested component of any stock options granted pursuant to this Agreement, or otherwise, will become fully vested immediately prior to the termination of employment of the Employee. The vested component of stock options shall remain intact and lapse only if not exercised by the Employee within the twenty-four (24) months following termination.

It shall be deemed to be a constructive termination "without cause" if (i) the Employee's responsibilities and executive authority are reduced or diluted in any material way without the Employee's written consent, (ii) any of the Employee's annual base salary, incentive compensation arrangement, fringe benefits program or stock option program are reduced, or effectively reduced, without his written consent, (iii) the Employee is relocated to another office or facility at a location outside a radius of twenty-five (25) miles from the Company's current headquarters facility without the Employee's written consent, or (iv) there occurs a determination by the Employee made in good faith that as a result of any material change in the scope of the business or other activities for which he is responsible, he has been rendered unable to carry out, has been hindered in the performance of, or has suffered a reduction in, in a material way, of any authorities, powers, functions, responsibilities or duties attached to the position held by the Employee, which situation is not remedied within thirty (30) days after written notice to the Company from the Employee of such determination.

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         6. CHANGE IN CONTROL. If the Company is merged or consolidated with another corporation (in one or a series of related transactions) and the Company is not the surviving corporation (other than any merger or consolidation in which the holders of the capital stock of the Company immediately prior to such transaction entitled to vote for the election of directors hold a majority of the capital stock entitled to vote for the election of directors of the surviving or resulting corporation or entity), or if all or substantially all of the assets or fifty percent (50%) or more of the outstanding voting stock of the Company is acquired by any other corporation, person or entity, or in case of a dissolution or liquidation of the Company (each a "Change in Control'), that portion of the unvested component of any stock options granted pursuant to this Agreement, or otherwise, will become fully vested immediately prior to the Change in Control event. The vested component of stock options shall remain intact and lapse only if not exercised by the Employee within the twenty-four
(24) months following termination.

         7. NONDISCLOSURE AGREEMENT. In connection with his employment by the Company pursuant to the terms of this Agreement, the Employee shall execute the Company's standard Nondisclosure Agreement, the terms and conditions of which are incorporated herein by reference.

         8. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Employee shall be indemnified and held harmless for any action or failure to act in his capacity as an officer, director or employee of the Company or any of its affiliates or subsidiaries, whether such action or failure to act occurred before or after the date of this Agreement. In furtherance of the foregoing and not by way of limitation, if the Employee is a party or is threatened to be made a party to any suit because he is an officer, director or employee of the Company or such affiliate or subsidiary, he shall be indemnified against expenses, including reasonable attorney's fees, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification under this Section 8 shall be in addition to any other indemnification by the Company of its officers and directors. Expenses incurred by the Employee in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section 8 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amount in the event that it shall ultimately be determined that he is not entitled to indemnification by the Company. Such undertaking shall be accepted without reference to the financial ability of Employee to make repayment. The provisions of this Section 8 shall apply as well to the Employee's actions and omissions as a trustee of any employee benefit plan of the Company, its affiliates or subsidiaries.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall be deemed to be performable in the Commonwealth of Massachusetts.

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         10. SEVERABILITY. In case any one or more of the provisions contained in this Agreement or the Ancillary Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Ancillary Agreement, both this Agreement or the Ancillary Agreement, as the case may be, shall be construed, revised, modified and reformed to the maximum extent possible to effect the purposes set forth herein and in the Ancillary Agreement.

         11. WAIVERS AND MODIFICATIONS. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

         12. ASSIGNMENT. The Employee acknowledges that the services to be rendered by him are unique and personal to the Employee. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Any payment or other obligations of the Company to the Employee under Section 5, Section 6, or otherwise, shall be payable to the estate or the designated beneficiary of the Employee if the Employee dies or becomes permanently disabled during or following termination of employment. Similarly, if the Employee dies or becomes permanently disabled during or following termination of employment, the estate or designated beneficiary of the Employee shall be entitled to exercise any stock options granted to the Employee under this Agreement, or otherwise, to the same extent that the Employee would otherwise be entitled to exercise such stock options.

         13. ARBITRATION. Any controversy, dispute, claim or breach arising out of or relating to this Agreement shall be submitted for settlement to an arbitrator agreed upon by the parties. The decision of such arbitrator shall be final and binding on the parties. If the parties cannot agree upon an arbitrator, the controversy, claim or breach shall be referred to the American Arbitration Association with a request that the Association appoint an arbitrator. Such arbitration shall be held in Boston, Massachusetts in accordance with the rules and practices of the American Arbitration Association pertaining to single-party arbitration then in effect, and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:                               EMPLOYEE:


By:
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                                           Stephen E. Courter
Title:
       ---------------------------------

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